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                                                                   EXHIBIT 10.42


                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made by and between MICHAEL
E. JALBERT ("Employee") and TRANSCRYPT INTERNATIONAL, INC., a Delaware corporation ("Company") this 18th day of February, 1999.

         The Company wishes to employ Employee as Chairman, President and Chief Executive Officer ("CEO") of the Company on the terms set forth in this Agreement, and Employee desires to be employed by Company in this capacity. Company and Employee desire to set forth in writing the terms and conditions of their agreements and understandings.

         THEREFORE, in consideration of the mutual promises set forth herein, it is mutually agreed between the parties as follows:

         SECTION 1. EMPLOYMENT TERM. The Company hereby employs the Employee and the Employee hereby accepts employment as President and CEO of the Company on the terms of this Agreement, commencing as of the date hereof and continuing for a period of two (2) years, until March 1, 2001, unless terminated earlier in accordance with the provisions set forth herein. It is expected that you will be elected Chairman of the Board at the next scheduled board meeting on March 25, 1999. Following the initial term of employment, this Agreement may be renewed for additional two (2) year terms. At the expiration of each term (the initial two year term or each two year extension period), employment shall be automatically renewed for an additional two (2) year term unless written notice to the contrary is given by the Company or the Employee by November 1st of each year preceding the March 1st termination date. The provisions of the Agreement shall apply during the initial term and any renewals of the term.

         SECTION 2. DUTIES AND AUTHORITY. The Employee's duties shall be as determined by the Board of Directors. The duties of Chairman, President and CEO are generally set forth in the job description for such position, and such duties may change from time to time.

         SECTION 3.   COMPENSATION.

         A. BASE SALARY. Employee will receive a base salary of Two Hundred Ninety-Five Thousand Dollars ($295,000.00) per year, paid biweekly, as long as Employee is employed with the Company. Such base salary will be subject to annual review, taking into consideration employee's performance during the preceding year, base salary adjustments for the executive staff and other internal and external factors as described in the corporate bylaws and public document filings.

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         B.           BONUS. Employee will receive a signing bonus of One
                  Hundred Fifty Thousand Dollars ($150,000.00) at the date of employment as a result of compensation lost from Employee's current employer. If the Company meets or exceeds the annual objectives set forth for Employee by the Board of Directors, then the Employee will receive an annual bonus at the discretion of the Board of Directors, which shall be targeted at fifty percent (50%) of base salary. The bonus will be paid annually in February. Employee will also receive an additional $100,000.00 bonus on the first year anniversary of his date of employment.

         C. STOCK INCENTIVE OPTIONS. The Company grants to Employee an option to purchase Four Hundred Thousand (400,000) Shares of Common Stock at a strike price to be set at the closing price of TRII stock on the first day of employment (March 1, 1999). The terms of said Option Agreement is set forth in the Non-Qualified Stock Option Agreement, attached as Exhibit A. In the event of any inconsistencies or conflict between the Agreement and Exhibit A, then the terms of this Agreement shall control. The Company will take all steps necessary to ensure that all shares are freely transferable, subject to any volume restrictions imposed by federal law on the transfer of Employee's shares. One hundred thousand (100,000) of the shares will vest upon Employee's first day of employment. One hundred thousand (100,000) of the shares will vest upon Employee's first anniversary with the Company. One hundred thousand (100,000) of the shares will vest upon Employee's second anniversary with the Company. One hundred thousand (100,000) of the shares will vest upon Employee's third anniversary with the Company.

         D. ADDITIONAL BENEFITS. Employee also will receive such additional employee benefits commensurate with his position, including those that the Company may from time to time make available to its executive officers, including 4 weeks paid vacation, qualified profit-sharing plans, employee group insurance and disability insurance. In addition, the Company shall provide Employee a one million dollar ($1,000,000) life insurance policy with the beneficiary(ies) of such policy selected by Employee.


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         E.            WITHHOLDINGS. All payments made to Employee pursuant to
                  this Agreement shall be reduced by all required federal, state and local withholdings for taxes and similar charges and by all contributions or payments required to be made by Employee in connection with any employee benefit plan maintained by the Company.

         SECTION 4. RELOCATION REIMBURSEMENT. Employee will be provided a relocation package pursuant to the Relocation Policy for Officers, attached as Exhibit B, except that the Company will also provide a travel allowance for Employee's spouse in connection with the relocation, provide two house hunting trips, and will cover the costs of moving the Employee's motor vehicles and storing for a reasonable period of time Employee's household goods (should storage be necessary). Employee is expected to permanently relocate to Lincoln, Nebraska within one year of the date of this Agreement.

         SECTION 5. REIMBURSEMENT FOR EXPENSES. Employee is expected to incur certain expenses on behalf of the Company for travel, promotion, telephone, entertainment and similar items. The Company will reimburse the Employee for all ordinary, necessary and reasonable amounts of such expenses, as determined by the Board of Directors, incurred by Employee. Such amounts shall be payable promptly upon receipt of reasonable written documentation signed by the Employee itemizing such expenses.

         SECTION 6. INDEMNIFICATION. Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (however, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment). The Company's bylaws, attached as Exhibit C, contain an indemnification procedure for directors and officers of the Company. Generally, if Employee is made or is threatened to be made a party to any action, suit or proceeding relating to his employment or service as a director of the Company, he shall have the right to select individual counsel and he shall be indemnified and held harmless by the Company against all expenses, liability and loss reasonably incurred in connection with such action. Employee has the right to bring suit against the Company if a claim made in accordance with the Company's bylaws is not paid in full within sixty (60) days after a written claim has been received, except in the case of a claim for an advancement of expenses, in which case the applicable period is twenty (20) days. The Company shall also maintain directors' and officers' liability insurance in an amount sufficient to cover any claims made against Employee.

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         SECTION 7.        TERMINATION / SEVERANCE

         A. The Company shall have the right to terminate this Agreement, upon thirty (30) days written notice, if the following events occur:

                  1. The determination by the Board of Directors that the Employee has become disabled, and cannot complete the essential functions of the position with reasonable accommodation and is unable to continue his service to the Company; or

                  2.       The Employee's death; or

                  3. The determination by the Board of Directors that there is "good cause" for termination of this Agreement. For purposes of the Agreement, "good cause" means the Employee's willful neglect of his duties under this Agreement and the job duties as assigned by the Board of Directors, theft or misappropriation of the Company's assets by the Employee, fraud of the Employee or gross insubordination. The Company shall provide Employee written notice of and a reasonable opportunity to cure anything that the Company believes constitutes willful neglect of duties or gross insubordination.

         Upon termination pursuant to section 7A1 or 7A2, the Company shall pay Employee (or, in the event of termination due to Employee's death, his estate), a lump sum severance payment equal to one year's base salary (at the time of termination). In addition, in the event of termination under section 7A1, the Company shall continue to provide all benefits described herein for one year after termination. No severance payment or benefit continuation will be provided if employee is terminated pursuant to section 7A3.

         B. Either party may terminate this Agreement upon (60) days' prior written notice without good cause. In the event of a termination by the Company without good cause the Company shall continue to provide all benefits for one year after termination and shall pay Employee a lump sum severance payment equal to the greater of: 1) his annual base salary (at the time of termination) or, 2) his base salary (at the time of termination) for the remaining term of the then current Agreement. If the Company elects not to renew the Agreement for two new periods of two years each (i.e., beyond February
                  2005), the Company shall pay Employee a lump sum severance payment equal to his


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                  annual base salary (at the time of termination), and shall continue to provide all benefits for one year after termination. If the employee terminates the Agreement within the first twelve (12) months, he must repay the net amount of the $150,000 signing bonus he receives after paying taxes on that bonus and cancel any vested options. Upon commencement of full time employment with a different company as described in the attached non-compete agreement, or full time self employment, all benefits shall cease. Employee's COBRA termination date shall be the date all benefits cease.

         All cash severance amounts described in sections 7A through 7B shall be paid to Employee upon the termination of his employment.

         C. Change in Control. For the purposes of this Agreement, "change in control" means: 1) A change in the ownership of the shares of the Company that results in a change in a majority of the board of directors; or, 2) a sale, assignment or transfer of all or substantially all of the assets of the Company. If there is a change in control, then the Company may terminate this Agreement upon thirty (30) days written notice. If there is a change in control and a material diminishment in the employee's position, duties, or responsibilities, that is not mutually agreed among the parties, then Employee may terminate this Agreement upon thirty (30) days written notice. Upon notice of termination by either party pursuant to this section 7C, all of Employee's stock options shall vest immediately. Upon termination by either party pursuant to this section 7C, the Company shall pay to Employee a lump sum severance payment equal to three years of base salary (at the time of termination), and shall consider providing a transaction bonus. In addition, the Company shall continue to provide all benefits for one year after termination.

         SECTION 8. AUTOMOBILE ALLOWANCE. The Company shall pay a car allowance of $750.00 per month during the term of this Agreement.

         SECTION 9. ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement between the Company and the Employee and supersedes any prior agreements and negotiations between them pertaining to the Employee's terms and conditions of employment with the Company. There are no representations, warranties, promises, covenants or understandings between the Company and the Employee with respect to such employment other than those expressly set forth in this Agreement. This Agreement takes precedence over other conflicting agreements with the Employee.


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         SECTION 10. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Nebraska.

         SECTION 11. NON-ASSIGNABILITY; SUCCESSORS. The obligations of the Employee under this Agreement are not assignable by him. This Agreement is personal in nature and may not be assigned by the Company without the written consent of the Employee, except that the consent of the Employee shall not be reasonably withheld in connection with the sale to any person, partnership, corporation or other entity of substantially all the assets of the company, provided that the assignee assumes all the liabilities of the Company hereunder. Except as provided in the immediately preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors.

         SECTION 12. NOTICES. Any notice required to be given in writing by any party to this Agreement may be personally delivered or mailed by registered or certified mail to the last known address of the party to be notified. Any such notice personally delivered shall be effective upon delivery and any such notice mailed shall be effective four (4) business days after the date of mailing by registered or certified mail with postage prepaid to the last known address of the party to be notified.

         SECTION 13. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         SECTION 14. HEADINGS. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

         SECTION 15. CONSTRUCTION. Whenever required by the context, references to the singular shall include the plural, and the masculine gender shall include the feminine gender.

         SECTION 16. RESTRICTIVE COVENANTS. Employee shall execute, concurrently with this Agreement, a Confidentiality and Non Compete Agreement in the form attached as Exhibit D.

         SECTION 17. AMENDMENTS. No changes, modifications, waivers, discharges, amendments or additions to this Employment Agreement shall be binding unless it is in writing and signed by the Company and the Employee.


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         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf and the Employee has signed his name hereto, effective as of the date first written above.

                          TRANSCRYPT INTERNATIONAL, INC., a Delaware corporation


                          BY:  /s/ Thomas  R. Thomsen
                             -------------------------------------------------
                                   THOMAS R. THOMSEN

                          Its      DIRECTOR, CHAIR OF SEARCH COMMITTEE
                             -------------------------------------------------



                              /s/ Michael E. Jalbert
                             -------------------------------------------------
                                  Michael E. Jalbert